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[WARNER CHILCOTT LABORATORIES LOGO]

                                                                    NEWS RELEASE




Craigavon, Northern Ireland/Rockaway, NJ                      September 27, 2000

       IRISH HIGH COURT GRANTS FINAL APPROVAL FOR SCHEME OF ARRANGEMENT
        GALEN HOLDINGS ACQUISITION OF WARNER CHILCOTT TO BE EFFECTIVE
                              SEPTEMBER 29, 2000

Craigavon, Northern Ireland/Rockaway, NJ...September 27, 2000...Galen Holdings, plc (LSE:GAL.L) and Warner Chilcott, plc (NASDAQ:WCRX) today announced that the Irish High Court has approved the Scheme of Arrangement under which Galen will acquire Warner Chilcott.

The transaction is intended to be effective as of September 29, 2000 when Warner Chilcott will become a wholly owned subsidiary of Galen Holdings, plc. Galen ordinary shares will continue to be traded on the London and Irish Stock Exchanges. Additionally, it is expected that, effective September 29, 2000 Galen American Depositary Receipts ("ADRs") will commence trading on the Nasdaq National Market under the symbol GALN. Each Galen ADR will be the equivalent of four Galen ordinary shares. At that time, Warner Chilcott ADRs will cease trading on, and be delisted from, the Nasdaq National Market after the close of trading on Thursday, September 28, 2000. As previously announced, all Warner Chilcott ADRs will be exchanged for Galen ordinary shares at a ratio of one to
2.5 and then converted into ADRs, each comprised of four Galen Shares. Therefore, each Warner Chilcott ADR will convert into .625 of a Galen ADR; however, no fractional shares will be issued. For example, if you hold 100 Warner Chilcott ADRs, after the conversion you will own 63 Galen ADRs. The transaction will be tax free to Warner Chilcott's US, UK and Republic of Ireland ordinary shareholders and ADR holders.

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
One Warner Chilcott ADR =         1 WC ADR= 2.5 GAL shares        = .625 Galen ADR
                                  ------------------------
                                  1 GAL ADR = 4 GAL shares
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The Transaction will create a significant international specialty pharmaceutical products and services group with combined pro forma revenues of $233.2 million
(Pound Sterling143.1 million). Based on the closing market price per Galen share of Pound Sterling8.13 ($11.89) on September 26, 2000, the terms of the transaction value each Warner Chilcott share at $29.72 and the total current issued

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share capital of Warner Chilcott at approximately $439 million on a fully diluted basis. The pro forma market capitalization of the combined group would be approximately $1.8 billion.


Major benefits of the combination include:
- Strengthened women's healthcare portfolio. The combined entity will benefit from the combination of Galen's pipeline of proprietary women's healthcare products and Warner Chilcott's women's healthcare focused sales and marketing organization in the US. In particular, the transaction will enable Galen both to commercialize its intravaginal ring drug delivery system ("IVR"), and, by retaining the distribution margin, to achieve a greater economic stake in any future success of products using the IVR platform technology. The strength of Warner Chilcott's US sales and marketing organization will be improved by Galen's pipeline of proprietary products, enhanced product development capability and current
       GMP (good manufacturing practice) manufacturing capacity.

- Greater opportunities for growth and acquisitions. With its greater scale and profitability, the combined entity expects to pursue acquisitions both in the UK and the US as well as to seek selective in-licensing opportunities from the pharmaceutical industry.

-      An international management team with extensive pharmaceutical expertise.
       The executive management of the combined entity, which will be continue to be called Galen Holdings plc, will consist of two members each from Galen and Warner Chilcott. Dr. John King will be Chairman of the Board,
       Roger Boissonneault will be Chief Executive Officer, Geoffrey Elliott will be Chief Financial Officer and Paul Herendeen will be Executive Vice
       President and Director of Business Development. All four executives will serve on the Board of Directors.

- Increased investor profile and enhanced liquidity. The combined entity will have listings on the London and Irish Stock Exchanges and in the US on Nasdaq National Market. This will offer investors an opportunity to invest in a larger company with a growing international presence and geographical reach.

Commenting on the transaction, Dr. John King, Chief Executive Officer of Galen, said:

"This transaction is a major step in internationalizing the Galen business and provides Galen with immediate product marketing and distribution strength in the US, the world's largest


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pharmaceutical market. The combination will allow us to geographically expand the distribution of our women's healthcare portfolio, including our IVR product, within Galen without having to give away value from out-licensing deals. The enlarged group will have a larger therapeutic and geographic base with significant combined sales forces in the US, UK and Ireland providing a strong platform to take the enlarged business forward."

Roger Boissonneault, President and Chief Operating Officer of Warner Chilcott, who will be joining the Galen Board, added:

"The most exciting element of this transaction is the opportunity to combine the complementary strengths of our management teams. With the scale to be competitive in segments of both the UK and the US markets we will have access to a broad range of initiatives and the strength to capitalize on those we choose to pursue. Our entire senior management team is looking forward to developing the business as a combined entity."

GALEN HOLDINGS, PLC
Galen is an integrated pharmaceutical company, based in Northern Ireland. The company was founded in 1968 and was listed on the London Stock Exchange in 1997.
Galen develops and manufactures branded prescription pharmaceutical products, which are promoted by its 65 person sales and marketing organization in the United Kingdom and Ireland. Galen's Pharmaceutical Services division supplies and distributes clinical trial materials internationally, operates a drug reconciliation business and uses computer-based interactive voice response systems to permit the more efficient management of the clinical trial process.
The Services division also provides a 'bench-to-pilot-scale' specialist chemical synthesis service for the research-based pharmaceutical industry.

Galen's research and development activity focuses on the development of proprietary drug delivery applications and technologies. Galen has a solid pipeline of proprietary products in development for the women's healthcare market including an intravaginal ring drug delivery system (IVR) that is designed to deliver a consistent dose of a wide range of medicines over extended periods of time. Galen has lodged its first marketing authorization application in the UK, for the estradiol-based IVR for hormone replacement therapy (HRT), and anticipates the UK launch of the product within the next six to nine months, with the European launch expected to follow. A phase III trial for the estrogen
IVR for HRT is in process in the U.S.

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WARNER CHILCOTT, PLC
Warner Chilcott is a developer and marketer of prescription pharmaceutical products in the United States, primarily focused on the women's health therapeutic category. Through its national sales force of over 220 representatives, Warner Chilcott markets branded pharmaceutical products, including prenatal vitamins, urinary tract analgesics, oral contraceptives, and hormone replacement therapy products, directly to physician specialists across the country, particularly obstetrician/gynecologists and urologists. The
Company's principal offices are in Dublin, Ireland and Rockaway, New Jersey.

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COMPANY CONTACT:

WARNER CHILCOTT
Diane M. Cady, Senior Vice President, Investor Relations & Corporate
Communications
(973) 442-3327 or (800) 521-8813